Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer

925-979-3979

LONGS DRUG STORES ELECTS LISA HARPER

TO BOARD OF DIRECTORS

WALNUT CREEK, CA (February 28, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today announced that its Board of Directors has elected Lisa Harper, Chairman and Chief Creative Officer of The Gymboree Corporation, to the Board. She will stand for re-election at the Company’s Annual Meeting scheduled on May 23, 2006.

Harper joined The Gymboree Corporation in January 1999 as Vice President, Design and has served as Chief Executive Officer since February 2001 and Chairman of the Board since June 2002. Harper has overseen the significant financial turnaround of The Gymboree Corporation including expansion of the Gymboree brand, the launch of a multi-brand strategy and reinvigoration of the Play & Music franchise business.

The Gymboree Corporation operates a total of 667 specialty stores in the United States and Canada. The Company also operates online stores and offers directed parent-child developmental play programs at 530 franchised and company-operated centers in the United States and 25 other countries.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica. Additional information about Longs Drug Stores and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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